Filed Pursuant to Rule 424(b)(3)
Registration No. 333-227754

PROSPECTUS

36,752,657 Shares of Common Stock

This prospectus relates to an offer and sale of up to 36,752,657 shares of common stock, par value $0.01 per share (“common stock”), of Independence Contract Drilling, Inc., by the selling stockholders. The selling stockholders may offer shares of our common stock, from time to time, in a number of different ways and at varying prices. We will not receive any proceeds from the sale of common stock by the selling stockholders covered by this prospectus. We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale of common stock.

This prospectus provides you with a general description of the securities that our selling stockholders may offer. Each time securities are offered, the selling stockholders are required to provide this prospectus and a prospectus supplement. The prospectus supplement will contain more specific information about the offering and the terms of the securities being offered by our selling stockholders. A prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

The selling stockholders may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The specific terms of any securities the selling stockholders offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which our selling stockholders will offer the securities.

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” on page 2 of this prospectus, as well as the other information contained or incorporated by reference in this prospectus and the applicable prospectus supplement, before making a decision to invest in our securities.

Our common stock is traded on The New York Stock Exchange (the “NYSE”) under the symbol “ICD.” The last reported sales price of our common stock on the NYSE on October 8, 2018 was $5.00 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities described herein or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 18, 2018

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC. In making your investment decision, you should rely only on the information contained in this prospectus, any prospectus supplement and the documents that we incorporate by reference. We have not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the securities described herein in any jurisdiction where the offer is not permitted.

You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the respective document. You should not assume that the information contained in the documents incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC using a “shelf” registration or continuous offering process. Under this shelf registration process, the selling stockholders may, from time to time, sell up to 36,752,657 shares of our common stock that we have issued to the selling stockholders.

This prospectus generally describes Independence Contract Drilling, Inc. and our common stock. Each time a selling stockholder sells common stock with this prospectus, the selling stockholder is required to provide you with this prospectus and a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this prospectus.

Before you invest in our securities, you should carefully read this prospectus and any prospectus supplement and the additional information described under the heading “Where You Can Find More Information.” To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” and any additional information you may need to make your investment decision. Unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our,” the “company,” “Successor” and “ICD” refer to Independence Contract Drilling, Inc. We currently have only one subsidiary that has conducted no business operations other than entering into a merger agreement with Sidewinder Drilling LLC.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Various statements contained in this prospectus, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future revenues, income and capital spending. These forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal,” “will” or other words that convey the uncertainty of future events or outcomes. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, contingencies and uncertainties include, but are not limited to, the following:

•	a decline in or substantial volatility of crude oil and natural gas commodity prices;

•	a sustained decrease in domestic spending by the oil and natural gas exploration and production industry;

•	our inability to implement our business and growth strategy, including plans to upgrade and convert SCR rigs acquired in the Sidewinder Drilling LLC combination;

•	fluctuation of our operating results and volatility of our industry;

•	inability to maintain or increase pricing of our contract drilling services, or early termination of any term contract for which early termination compensation is not paid;

•	our backlog of term contracts declining rapidly;

•	the loss of any of our customers, financial distress or management changes of potential customers or failure to obtain contract renewals and additional customer contracts for our drilling services;

•	overcapacity and competition in our industry;

•	an increase in interest rates and deterioration in the credit markets;

•	our inability to comply with the financial and other covenants in debt agreements that we may enter into as a result of reduced revenues and financial performance;

•	unanticipated costs, delays and other difficulties in executing our long-term growth strategy;

•	the loss of key management personnel;

•	new technology that may cause our drilling methods or equipment to become less competitive;

•	labor costs or shortages of skilled workers;

•	the loss of or interruption in operations of one or more key vendors;

•	the effect of operating hazards and severe weather on our rigs, facilities, business, operations and financial results, and limitations on our insurance coverage;

•	increased regulation of drilling in unconventional formations;

•

the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment; and

•	the potential failure by us to establish and maintain effective internal control over financial reporting.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus, including those described in the section entitled “Risk Factors,” any prospectus supplement and the documents incorporated herein and therein by reference. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

INDUSTRY AND MARKET DATA

The market data and certain other statistical information included or incorporated by reference in this prospectus are based on independent industry publications, government publications and other published independent sources. Although we believe these third-party sources are reliable as of their respective dates, we have not independently verified the accuracy or completeness of this information. Some data is also based on our good faith estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications.

TRADEMARKS AND TRADE NAMES

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and does not imply, a relationship with, or endorsement or sponsorship by, us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

v

INDEPENDENCE CONTRACT DRILLING, INC.

We provide land-based contract drilling services for oil and natural gas producers targeting unconventional resource plays in the United States. We construct, own and operate a premium fleet comprised of modern, technologically advanced drilling rigs. Our rigs currently include 34 custom designed ShaleDriller® rigs that are specifically engineered and designed to optimize the development of our customers’ most technically demanding oil and gas properties. Our rig fleet includes 30 AC powered (“AC”) rigs and four 1500hp ultra-modern SCR rigs. We plan to convert these four SCR rigs to AC pad-optimal status over the next twelve to 18 months based upon market conditions and customer requirements. We are focused on creating stockholder and customer value through our commitment to operational excellence and our focus on safety.

We currently focus our operations on unconventional resource plays located in geographic regions that we can efficiently support from our Houston, Texas facilities in order to maximize economies of scale. Currently, our rigs are operating in the Permian Basin and the Haynesville Shale; however, our rigs have previously operated in the Eagle Ford Shale and the Mid-Continent and Eaglebine regions as well.

Our business depends on the level of exploration and production activity by oil and natural gas companies operating in the United States, and in particular, the regions where we actively market our contract drilling services. The oil and natural gas exploration and production industry is a historically cyclical industry characterized by significant changes in the levels of exploration and development activities. Oil and natural gas prices and market expectations of potential changes in those prices significantly affect the levels of those activities. Worldwide political, regulatory, economic, and military events, as well as natural disasters have contributed to oil and natural gas price volatility historically, and are likely to continue to do so in the future. Any prolonged reduction in the overall level of exploration and development activities in the United States and the regions where we market our contract drilling services, whether resulting from changes in oil and natural gas prices or otherwise, could materially and adversely affect our business.

Our principal executive offices are located at 20475 Hwy 249, Houston, Texas 77070. Our common stock is traded on the NYSE under the symbol “ICD.”

RISK FACTORS

An investment in our securities involves a significant degree of risk. Before you invest in our securities you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. For more information on our SEC filings, please see the sections entitled “Where You Can Find More Information” and “Documents Incorporated by Reference.” Please also read the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS

This prospectus relates to the offer and sale from time to time of 36,752,657 shares of common stock for the account of the selling stockholders referred to in this prospectus. We will not receive any proceeds from any sale of shares of common stock by the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

As of October 8, 2018, our authorized capital stock is 210,000,000 shares. These shares consist of: (1) 200,000,000 shares of common stock, par value $0.01 per share, of which 75,692,279 shares were outstanding as of October 8, 2018, and (2) 10,000,000 shares of preferred stock, par value $0.01 per share, of which none were outstanding as of October 8, 2018.

The following summary does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation, our bylaws and applicable law. Copies of our certificate of incorporation and bylaws have been filed with the SEC.

Common Stock

This section describes the general terms of our common stock. For more detailed information, you should refer to our certificate of incorporation and our bylaws, copies of which have been filed with the SEC.

Listing

Our outstanding shares of common stock are listed on the NYSE under the symbol “ICD.” Any additional common stock we issue also will be listed on the NYSE.

Dividend Rights

Subject to the rights of any then outstanding shares of preferred stock that we may issue and any restrictions of the payment of cash dividends set forth in our credit facility, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time.

Voting Rights

Subject to any special voting rights of any series of preferred stock that we may issue in the future, the holders of common stock may vote one vote for each share held in the election of directors and on all other matters voted upon by our stockholders. Under our bylaws, unless otherwise required by Delaware law, action by our stockholders is taken by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter, except for director elections, which are determined by a plurality of the votes cast, at a meeting of stockholders at which a quorum is present. Holders of common stock may not cumulate their votes in the elections of directors. We will notify common stockholders of any stockholders’ meetings according to applicable law.

No Preemptive, Conversion, Redemption or Sinking Fund Rights

Holders of our common stock have no preemptive rights to purchase shares of our common stock. Shares of common stock are not subject to any redemption or sinking fund provisions and are not convertible into any of our other securities.

Fully Paid

All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we may issue when they are paid for will also be fully paid and non-assessable.

Right to Receive Liquidation Distributions

If we liquidate, dissolve or wind-up our business, either voluntarily or not, holders of our common stock will share equally in our net assets upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

Preferred Stock

The following description of the terms of our preferred stock sets forth certain general terms and provisions of our authorized preferred stock. If we offer preferred stock, a description will be filed with the SEC and the specific designations and rights will be described in the prospectus supplement, including the following terms:

•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the liquidation preference of the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

Our board of directors can, without approval of our stockholders, issue one or more series of preferred stock. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors may adopt resolutions to issue the shares of preferred stock, to fix the number of shares, and to change the number of shares constituting any series and to fix the rights, preferences and privileges of the shares of each series of preferred stock and any of its qualifications, limitations or restrictions, in each case without any further action or vote by our stockholders.

Anti-Takeover Provisions

Provisions in our organizational documents and under Delaware law could delay or prevent a change in control of our company at a premium that a stockholder may consider favorable, which could adversely affect the price of our common stock. These provisions, summarized below, are designed to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. They are also intended to provide our management with the flexibility to enhance the likelihood of continuity and stability if our board of directors determines that a takeover is not in our best interests or the best interests of our stockholders. These provisions, however, could have the effect of discouraging attempts to acquire us, which could deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Delaware Law

We will be subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”) regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board before the date the interested stockholder attained that status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

the business combination is approved by the board and authorized at a meeting of stockholders by at least two-thirds of the outstanding shares of voting stock that are not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to specific exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws provide for:

•

Election and Removal of Directors. Our certificate of incorporation and our bylaws contain provisions that establish specific procedures for appointing and removing members of the board of directors. Our directors are elected by plurality vote. Vacancies and newly created directorships on our board of directors may be filled only by a majority of the directors then serving on the board.

•	Special Stockholder Meetings. Under our bylaws, only the chairman of the board or a majority of the entire number of our directors may call special meetings of stockholders.

•

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors.

•	No Stockholder Action by Written Consent. Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

•

No Cumulative Voting. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. Cumulative voting allows a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our board of directors based on the number of shares of our common stock the stockholder holds as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board of director’s decision regarding a takeover.

•

Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.

•	Amendment to Certificate of Incorporation and Bylaws. The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or, in addition to any other vote otherwise required by law, the affirmative vote of at least a majority of the voting power of our outstanding shares of common stock, provided, that the affirmative vote of at least 66 2/3% of the voting power of the outstanding shares of capital stock, in each case entitled to vote on the adoption, alteration, amendment or repeal of our certificate of incorporation, voting as a single class, is required to amend or repeal or to adopt any provision inconsistent with the provisions described above under “Election and Removal of Directors,” “Special Stockholder Meetings,” “Requirements for Advance Notification of Stockholder Nominations and Proposals,” “Elimination of Stockholder Action by Written Consent” and “No Cumulative Voting.” These provisions may have the effect of deferring, delaying or discouraging the removal of any anti-takeover defenses provided for in our amended and restated certificate of incorporation and our amended and restated bylaws.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation and bylaws limit the liability of our directors to the fullest extent permitted by applicable law and provide that we will indemnify our directors and officers to the fullest extent permitted by such law. We also maintain directors’ and officers’ liability insurance coverage.

We have entered into indemnification agreements with each of our current directors and certain of our executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and certain future executive officers.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Co.

Listing

Shares of our common stock are listed on the NYSE under the symbol “ICD.”

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by certain of our stockholders, who we refer to in this prospectus as the “selling stockholders,” of up to 36,752,657 shares of our common stock, as identified in the table below.

On October 1, 2018, pursuant to the Agreement and Plan of Merger by and among ICD, Patriot Saratoga Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, and Sidewinder Drilling LLC, a Delaware limited liability company (the “Merger Agreement”), the selling stockholders acquired the common stock through a private placement transaction exempt from the registration requirements of the Securities Act under Section 4(a)(2) thereof. On October 1, 2018, we entered into an Amended and Restated Stockholders’ Agreement (the “Stockholders’ Agreement”) with the selling stockholders, and we are registering the common stock described in this prospectus pursuant to the Stockholders’ Agreement.

The following table sets forth information with respect to the maximum number of our common stock that may be offered from time to time by each selling shareholder under this prospectus. The selling stockholders identified below may currently hold or acquire at any time common stock in addition to those registered hereby. In addition, the selling stockholders identified below may sell, transfer, assign or otherwise dispose of some or all of their common stock in private placement transactions exempt from or not subject to the registration requirements of the Securities Act. Accordingly, we cannot give an estimate as to the amount of common stock that will be held by the selling stockholders upon termination of this offering. Information concerning the selling stockholders may change from time to time and, if necessary, we will supplement this prospectus accordingly.

To our knowledge, except as set forth herein, none of the selling stockholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of our common stock. Each of J. Anthony Gallegos, Jr., Adam Piekarski and James Minmier became either an officer and/or director of ICD on October 1, 2018, upon the consummation of the transactions contemplated by the Merger Agreement. Because each selling stockholder may sell all or a portion of the common stock registered hereby, we cannot currently estimate the number or percentage of common stock that each selling stockholder will hold upon completion of the applicable offering.

None of the selling stockholders is a broker-dealer registered under Section 15 of the Exchange Act, or an affiliate of a broker-dealer registered under Section 15 of the Exchange Act, other than Credit Suisse Securities (USA), LLC, an affiliate of Credit Suisse Group AG as noted below.

We have prepared the table and the related notes based on information supplied to us by the selling stockholders on or prior to October 1, 2018. We have not sought to verify such information. Other information about the selling stockholders may change over time.

	Shares Beneficially Owned Prior to the Offering		Shares That May be Offered Hereby(1)	Shares Beneficially Owned After the Offering(2)
Selling Stockholder	Number	Percentage(3)	Number	Number	Percentage(3)
MSD Energy Investments, L.P.(4)	—	—	4,471,800	4,471,800	5.9%
MSD Credit Opportunity Master Fund, L.P.(5)	—	—	18,747,134	18,747,134	24.8%
Saratoga Foreign Series A Seller LLC(6)	—	—	2,495,318	2,495,318	3.3%
Axar Master Fund FH SPV LLC(7)	—	—	872,735	872,735	1.2%
Anthem, Inc.(8)	—	—	4,046,591	4,046,591	5.3%
LAM I LLC(9)	—	—	329,371	329,371	*
Star V Partners LLC(10)	—	—	96,926	96,926	*
BGCSMF-01 LLC(11)	—	—	4,176,194	4,176,194	5.5%
OCSOMF-01 LLC(12)	—	—	76,465	76,465	*
Policemen and Firemen Retirement System of the City of Detroit(13)	—	—	97,820	97,820	*
BA/CSCredit I LLC(14)	—	—	163,033	163,033	*
Credit Suisse Asset Management Income Fund, Inc.(15)	—	—	347,803	347,803	*
Credit Suisse High Yield Bond Fund(16)	—	—	777,123	777,123	1.0%
Credit Suisse Strategic Income Fund(17)	—	—	54,344	54,344	*

*	Less than 1%.
(1)

Represents the number of shares being registered on behalf of the selling stockholder pursuant to this registration statement, which may be less than the total number of shares beneficially owned by such selling stockholder.

(2)

Assumes that the selling stockholder disposes of all the shares of common stock covered by this prospectus and does not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the selling stockholder will sell all or any portion of the shares covered by this prospectus.

(3)	Based on 75,692,279 shares of our common stock outstanding as of October 8, 2018.
(4)

MSD Energy Investments, L.P. is a Delaware limited partnership. MSD Capital, L.P. is the general partner of, and may be deemed to beneficially own securities beneficially owned by MSD Energy Investments, L.P. MSD Capital Management, LLC is the general partner of, and may be deemed to beneficially own securities beneficially owned by, MSD Capital, L.P. Each of Glenn R. Fuhrman, John C. Phelan and Marc R. Lisker is a manager of, and may be deemed to beneficially own securities beneficially owned by, MSD Capital Management, LLC. Michael S. Dell is the controlling member of MSD Capital Management and may be deemed to beneficially own securities owned by MSD Capital Management.

(5)

MSD Credit Opportunity Master Fund, L.P. is a Cayman Islands limited partnership. MSD Partners, L.P. is the manager of, and may be deemed to beneficially own securities beneficially owned by, MSD Credit Opportunity Master Fund, L.P. MSD Partners (GP), LLC is the general partner of, and may be deemed to beneficially own securities beneficially owned by, MSD Partners, L.P. Each of Glenn R. Fuhrman, John C. Phelan and Marc R. Lisker is a manager of, and may be deemed to beneficially own securities beneficially owned by, MSD Partners (GP), LLC.

(6)

Saratoga Foreign Series A Seller LLC is a Delaware limited liability company. Saratoga Foreign Series A Seller LLC is controlled by Credit Suisse Asset Management, LLC, which is an affiliate of Credit Suisse Securities (USA), LLC and is under common control, directly or indirectly, by Credit Suisse Group AG.

(7)

Axar Master Fund FH SPV LLC is a Delaware limited liability company. Axar Capital Management LP is the beneficial owner of the shares held by Axar Master Fund FH SPV LLC. Axar GP LLC is the general partner of Axar Capital Management LP. Andrew Axelrod is a member of Axar GP LLC and is the natural person who may be deemed to have voting, investment and/or dispositive power with respect to the equity securities listed in the preceding table held by Axar Master Fund FH SPV LLC.

(8)

Anthem, Inc. is an Indiana corporation. Logen Asset Management LP exercises investment discretion with respect to the equity securities listed in the preceding table held by Anthem, Inc. Steven K. Gendal, as owner of Logen Asset Management LP, is the natural person who may be deemed to have voting, investment and/or dispositive power with respect to the equity securities listed in the preceding table held by Anthem, Inc.

(9)

LAM I LLC is a Delaware limited liability company. LAM I LLC is owned by Logen Asset Management LP. Steven K. Gendal, as owner of Logen Asset Management LP, is the natural person who may be deemed to have voting, investment and/or dispositive power with respect to the equity securities listed in the preceding table held by LAM I LLC. The shares delivered to LAM I LLC may be transferred, in a transaction exempt from the registration requirements of the Securities Act of 1933, to Logen Asset Management Master Fund Ltd., an affiliate of the LAM I LLC, in which case Logen Asset Management Master Fund Ltd. will be the selling stockholder under this prospectus.

(10)

Star V Partners LLC is a Tennessee limited liability company. Axar Capital Management LP is the beneficial owner of the shares held by Star V Partners LLC. Axar GP LLC is the general partner of Axar Capital Management LP. Andrew Axelrod is a member of Axar GP LLC and is the natural person who may be deemed to have voting, investment and/or dispositive power with respect to the equity securities listed in the preceding table held by Star V Partners LLC.

(11)

BGCSMF-01 LLC is a Delaware limited liability company. BGCSMF-01 owns the shares on behalf of Birch Grove Credit Strategies Master Fund LP (the “Master Fund”). Birch Grove Advisors LLC is the general partner of the Master Fund, and Jonathan I. Berger, manager of Birch Grove Advisors LLC, is the natural person who may be deemed to have voting, investment and/or dispositive power with respect to the equity securities listed in the preceding table held by BGCSMF.

(12)

OCSOMF-01 LLC is a Delaware limited liability company. OCSOMF-01 LLC owns the shares on behalf of Oppenheimer Capital Structure Opportunities Master Fund Ltd. (“Master Fund Ltd.”). Bryan McKigney, sole director of Master Fund Ltd., is the natural person who may be deemed to have voting, investment and/or dispositive power with respect to the equity securities listed in the preceding table held by OCSOMF-01 LLC.

(13)

Policemen and Firemen Retirement System of the City of Detroit. Policemen and Firemen Retirement System of the City of Detroit is controlled by Credit Suisse Asset Management, LLC, which is an affiliate of Credit Suisse Securities (USA), LLC and is under common control, directly or indirectly, by Credit Suisse Group AG.

(14)

BA/CSCredit I LLC is a Delaware limited liability company. BA/CSCredit I LLC is controlled by Credit Suisse Asset Management, LLC, which is an affiliate of Credit Suisse Securities (USA), LLC and is under common control, directly or indirectly, by Credit Suisse Group AG.

(15)

Credit Suisse Asset Management Income Fund, Inc. is a Maryland corporation. Credit Suisse Asset Management Income Fund, Inc. is controlled by Credit Suisse Asset Management, LLC, which is an affiliate of Credit Suisse Securities (USA), LLC and is under common control, directly or indirectly, by Credit Suisse Group AG.

(16)

Credit Suisse High Yield Bond Fund is controlled by Credit Suisse Asset Management, LLC, which is an affiliate of Credit Suisse Securities (USA), LLC and is under common control, directly or indirectly, by Credit Suisse Group AG.

(17)

Credit Suisse Strategic Income Fund is controlled by Credit Suisse Asset Management, LLC, which is an affiliate of Credit Suisse Securities (USA), LLC and is under common control, directly or indirectly, by Credit Suisse Group AG.

PLAN OF DISTRIBUTION

We are registering the common stock included in this prospectus to permit the resale of such common stock by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus.

The selling stockholders may act independently of us in making decisions with respect to the timing, manner and size of each of their sales. The selling stockholders and their successors, including their donees, pledgees, transferees and successors-in-interest, may make sales of the common stock from time to time though one or more methods specified herein or through a combination of any of such methods or any other method permitted pursuant to applicable law. Such offers and sales may be made directly to purchasers, to dealers, or through agents, on the NYSE or otherwise at prices and under terms prevailing at the time of the sale, at prices related to the then-current market price, at fixed prices, at varying prices determined at the time of sale, at privately negotiated prices or any other method permitted by law. These sales may be effected in one or more transactions, including:

•	in the over-the-counter market or on the NYSE or any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale;

•	in transactions other than on such exchanges or services or in the over-the-counter market;

•	in privately negotiated transactions;

•	through distributions to the partners, members, stockholders or other security holders of the selling stockholders;

•

through the writing of options (including the issuance by the selling stockholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through the settlement of short sales;

•	through any combination of the foregoing; or

•	through any other method permitted by law.

The selling stockholders may offer and sell some or all of the common stock included in this prospectus by or through a broker-dealer in one or more, or a combination, of the following methods, without limitation:

•	purchases by the broker-dealer as principal, and resale by the broker-dealer for its account;

•	a block trade in which the broker-dealer may attempt to sell the units as agent, but may resell all or a portion of the block as principal in order to facilitate the transaction;

•	in a public auction;

•	transactions in which a broker-dealer may agree with the selling stockholders to sell a specified number of such units at a stipulated price per unit;

•	transactions in which the broker-dealer as agent solicits purchasers and ordinary brokerage transactions by the broker-dealer as agent;

•

an offering at other than a fixed price on or through the facilities of any stock exchange on which the common stock are then listed or to or through a market maker other than on that stock exchange; and

•	any other method permitted pursuant to applicable law.

In connection with sales of the common stock under this prospectus, the selling stockholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders also may sell common stock short and deliver them to close out the short positions or loan or pledge the common stock to broker-dealers that in turn may sell them.

The selling stockholders may also directly make offers to sell some or all of the common stock included in this prospectus to, or solicit offers to purchase such common stock from, purchasers from time to time. If required, the prospectus supplement related to any such offering by the selling stockholders will set forth the terms of such offering.

From time to time, the selling stockholders may sell the common stock included in this prospectus to one or more dealers acting as principals. If required, the prospectus supplement related to any such offering will name such dealers as selling stockholders, and will include information about any compensation paid to the dealers, in such offering. The dealers, which may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell the common stock to purchasers.

Any selling stockholder that is a broker-dealer or an affiliate of a broker-dealer may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act. As a result, any profits derived by such selling stockholder on the sale of common stock included in this prospectus and any discounts, commissions or concessions received by it may be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be “underwriters” within the meaning of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. Such selling stockholders may also be subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The selling stockholders may designate broker-dealers as agents from time to time to solicit offers from purchasers to purchase the common stock included in this prospectus, or to sell such common stock in ordinary brokerage transactions, on their behalf. If required, the prospectus supplement related to any such offering will name such agents, and will include information about any commissions paid to the agents in such offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act in such offering.

The selling stockholders or their respective broker-dealers or agents may make sales of the common stock that are deemed to be an at-the-market offering as defined in Securities Act Rule 415, which includes sales of such common stock made directly on or through the NYSE, the existing trading market for the common stock, or in the over-the-counter market or otherwise.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. In the event of default, the pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure, be deemed to be selling unitholders under this prospectus. The number of common stock offered under this prospectus by a given selling stockholder will decrease as and when such events occur. In addition, a selling stockholder may, from time to time, sell Common Unit short, and, in those instances, this prospectus may be delivered in connection with the short sales, and the common stock offered under this prospectus may be used to cover short sales.

In addition to the transactions described above, the selling stockholders may sell the common stock included in this prospectus in compliance with Rule 144 or Rule 144A of the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus.

The selling stockholders and any other persons participating in the sale or distribution of common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. Regulation M may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other such persons. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock for a period of up to five business days before the distribution. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We have agreed to indemnify, in certain circumstances, the selling stockholders against certain liabilities to which they may become subject in connection with the sale of the common stock included in this prospectus, including liabilities arising under the Securities Act. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities to which we may become subject in connection with the sale of such common stock, including liabilities arising under the Securities Act.

We have agreed to pay the expenses of the registration of the common stock offered and sold by the selling stockholders under the registration statement of which this prospectus forms a part, including, but not limited to, all registration and filing fees, fees and expenses of our counsel and accountants.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, our counsel, Sidley Austin LLP, Houston, Texas, will pass upon certain legal matters in connection with the offered securities. Any underwriters, dealers or agents will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The financial statements and schedule as of December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017 incorporated by reference in this Prospectus, have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

RSM US LLP, independent registered public accounting firm, has audited the financial statements of Sidewinder Drilling LLC, and its predecessor, which are incorporated by reference into this prospectus in reliance on the report of RSM US LLP, dated March 28, 2018.

The statements of operations, equity (deficit) and cash flows of Sidewinder Drilling Inc. for the year ended December 31, 2015 appearing in Independence Contract Drilling, Inc.’s Current Report on Form 8-K dated July 31, 2018 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information filed by us at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of these reports, proxy statements and other documents at the SEC’s website, the address of which is http://www.sec.gov. Reports, proxy statements and other information concerning the Company also may be inspected at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information in certain documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we subsequently file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the Company’s documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which contains audited financial statements of the Company for the fiscal year ended December 31, 2017;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2018 and June 30, 2018;

•

Our Current Reports on Form 8-K and 8-K/A, filed with the SEC on February 13, 2018, May 29, 2018, July 19, 2018, July 19, 2018, July 19, 2018, July 31, 2018, August 2, 2018, August 3, 2018, August 16, 2018 and October 2, 2018 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed);

•

Our proxy statement filed on Schedule 14A dated April 11, 2018 in connection with the Company’s 2018 annual meeting of stockholders, as incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

•	Our proxy statement filed on Schedule 14A dated August 29, 2018 in connection with the Company’s special meeting of stockholders; and

•	The description of our common stock contained in our Form 8-A as filed on August 5, 2014.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished, rather than filed with, the SEC, that information or exhibit is specifically not incorporated by reference in this document.

You may obtain copies of these documents, other than exhibits, free of charge on our website, www.icdrilling.com, as soon as reasonably practicable after they have been filed with the SEC and through the SEC’s website, www.sec.gov. You may also obtain such documents by submitting a written request either to Investor Relations, Independence Contract Drilling, Inc., 11601 N. Galayda Street, Houston, TX 77086 or to investor@icdrilling.com, or an oral request by calling the Company’s Investor Relations group at (281) 598-1230.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from the information contained in this prospectus. This prospectus speaks only as of its date unless the information specifically indicates that another date applies.

Common Stock

PROSPECTUS

October 18, 2018